Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 25, 2006, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the presentation of the consolidated statements of cash flows described in Note 1), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended February 25, 2006.

/s/ Deloitte & Touche LLP

Minneapolis, MN
October 12, 2006